Exhibit 99.1

Mondelēz International, Inc.

Unaudited Pro Forma Consolidated Financial Information

Divestiture of Mondelēz International Coffee Business

On July 2, 2015 (the “closing date”), Mondelēz International, Inc. completed transactions to combine our wholly owned coffee businesses (including our coffee portfolio in France) with those of D.E Master Blenders 1753 B.V. (“DEMB”) to create a new company, Jacobs Douwe Egberts (“JDE”).

Upon closing, the consideration we received for our coffee businesses was €3.8 billion ($4.2 billion U.S. dollars as of July 2, 2015) and a 43.5 percent equity interest in JDE. Acorn Holdings B.V. (“AHBV”), owner of DEMB, holds a 56.5% share in JDE. The cash and equity consideration we received was adjusted from previous estimates to reflect our retaining our interest in a Korea-based joint venture, Dongsuh Foods Corporation (“DSF”). During the second quarter of 2015, we also completed the sale of our interest in a Japanese coffee joint venture, Ajinomoto General Foods, Inc. (“AGF”). In lieu of contributing our interest in the AGF joint venture to JDE, we contributed the net cash proceeds from the sale, and the transaction did not change the consideration received for our global coffee businesses.

The total amount of cash and equity consideration we expect to receive is subject to further adjustment based on the final valuation, net assets and shares in our businesses contributed to JDE and final sales price adjustments. We expect to finalize the sales price and related adjustments by the end of the second quarter of 2016. As a result, the final amount of consideration we receive and the gain we recognize on the divestiture may change materially until we conclude these matters.

Following the transactions, Mondelēz International is an even more focused snacking company, with approximately 85% of net revenues derived from biscuits, chocolate, gum and candy. By retaining a significant stake in JDE, we will also continue to have a significant contribution from the coffee category. We plan to reflect our divested historical coffee results and future equity earnings from JDE in results from continuing operations as the coffee category continues to be a significant part of our strategy and net earnings.

Based on the size of our global coffee divestiture relative to our consolidated results, we have reflected the divestiture in the unaudited pro forma consolidated financial information and reflected the receipt of consideration, including the 43.5% equity interest in JDE, as of the pro forma consolidated balance sheet date of March 31, 2015.

Unaudited Pro Forma Consolidated Financial Information

The following unaudited pro forma consolidated financial statements reflect adjustments to our historical financial results related to the divestiture of our global coffee business:

•	the unaudited pro forma consolidated statements of earnings for the three months ended March 31, 2015 and the year ended December 31, 2014 give effect to the divestiture as if it occurred on January 1, 2014, the beginning of the earliest period presented; and

•	the unaudited pro forma consolidated balance sheet gives effect to the divestiture as if it occurred as of March 31, 2015, our latest balance sheet date provided in our public filings.

The unaudited pro forma consolidated statements of earnings (i) are presented based on information currently available, (ii) are intended for informational purposes only, (iii) are not necessarily indicative of and do not purport to represent what our operating results would have been had the divestiture occurred as described or what our future operating results will be after giving effect to these events, and (iv) do not reflect all actions that may be undertaken by management after the divestiture of our coffee business.

The unaudited pro forma consolidated financial statements and the accompanying notes should be read together with (i) the audited consolidated financial statements and accompanying notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in our Annual Report on Form 10-K for the year ended December 31, 2014, and (ii) the unaudited interim consolidated financial statements and accompanying notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015.

Mondelēz International, Inc.

Unaudited Pro Forma Consolidated Statement of Earnings

For the Three Months Ended March 31, 2015

(in millions, except per share data)

	As Reported Mondelēz International(1)	Divestiture of Coffee Business (d)	Pro Forma Adjustments	Notes	Pro Forma Mondelēz International(1)
Net revenues	$7,762	$(752)	$—		$7,010

Cost of sales	4,821	(460)	(1)	(a)	4,360

Gross profit	2,941	(292)	1		2,650

Selling, general and administrative expenses	1,924	(162)	(27)	(a), (c)	1,735

Asset impairment and exit costs	160	—	—		160

Amortization of intangibles	46	—	—		46

Operating income	811	(130)	28		709

Interest and other expense, net	386	—	551	(b)	937

Earnings before income taxes	425	(130)	(523)		(228)

Provision for income taxes	113	(17)	(228)	(a), (b), (c)	(132)
Income from equity method investments	—	—	113	(d)	113

Net earnings	312	(113)	(182)		17

Noncontrolling interest	(12)	—	—		(12)

Net earnings attributable to Mondelēz International	$324	$(113)	$(182)		$29

Earnings per share:
Basic	$0.20	$(0.07)	$(0.11)		$0.02
Diluted	$0.19	$(0.07)	$(0.11)		$0.02

Weighted-average shares:
Basic	1,648				1,648
Diluted	1,665				1,665

(1)	During the three months ended March 31, 2015, in our reported Mondelēz International results, we also incurred significant charges, including a pre-tax $713 million ($452 million after-tax) loss on debt extinguishment and related expenses and pre-tax charges of $224 million ($175 million after-tax) related to our 2014-2018 Restructuring Program. These amounts have not been removed to normalize the results above because they are not directly related to the global coffee divestiture. However, these items did reduce our as reported and pro forma Mondelēz International results above. Refer to our Quarterly Report on Form 10-Q for additional information on items affecting our results for the three months ended March 31, 2015.

See accompanying notes to the unaudited pro forma consolidated financial statements.

Mondelēz International, Inc.

Unaudited Pro Forma Consolidated Statement of Earnings

For the Year Ended December 31, 2014

(in millions, except per share data)

	As Reported Mondelēz International(1)	Divestiture of Coffee Business (d)	Pro Forma Adjustments	Notes	Pro Forma Mondelēz International(1)
Net revenues	$34,244	$(3,776)	$—		$30,468

Cost of sales	21,647	(2,321)	—		19,326

Gross profit	12,597	(1,455)	—		11,142

Selling, general and administrative expenses	8,457	(809)	(69)	(a), (c)	7,579

Asset impairment and exit costs	692	—	—		692

Amortization of intangibles	206	—	—		206

Operating income	3,242	(646)	69		2,665

Interest and other expense, net	688	—	628	(b)	1,316

Earnings before income taxes	2,554	(646)	(559)		1,349

Provision for income taxes	353	(74)	(219)	(a), (b)	60
Income from equity method investments	—	—	572	(d)	572

Net earnings	2,201	(572)	232		1,861

Noncontrolling interest	17	—	—		17

Net earnings attributable to Mondelēz International	$2,184	$(572)	$232		$1,844

Earnings per share:
Basic	$1.29	$(0.34)	$0.14		$1.09
Diluted	$1.28	$(0.33)	$0.14		$1.08

Weighted-average shares:
Basic	1,691				1,691
Diluted	1,709				1,709

(1)	During the year ended December 31, 2014, in our reported Mondelēz International results, we also incurred significant charges, including pre-tax charges totaling $840 million ($632 million after-tax) related to our 2014-2018 Restructuring Program and 2012-2014 Restructuring Program, a pre-tax $495 million ($307 million after-tax) loss on debt extinguishment and related expenses and a pre-tax charge of $167 million ($151 million after-tax) related to the remeasurement of our Venezuelan net monetary assets in 2014. These amounts have not been removed to normalize the results above because they are not directly related to the global coffee divestiture. However, these items did reduce our as reported and pro forma Mondelēz International results above. Refer to our Annual Report on Form 10-K for additional information on items affecting our results for the year ended December 31, 2014.

See accompanying notes to the unaudited pro forma consolidated financial statements.

Mondelēz International, Inc.

Unaudited Pro Forma Consolidated Balance Sheet

As of March 31, 2015

(in millions)

	As Reported Mondelēz International	Divestiture of Coffee Business (d)	Pro Forma Adjustments	Notes	Pro Forma Mondelēz International
ASSETS
Cash and cash equivalents	$1,835	$(208)	$4,207	(c), (d)	$5,834
Trade receivables	4,061	(499)	—		3,562
Other receivables	852	(20)	488	(d)	1,320
Inventories, net	3,421	(530)	—		2,891
Deferred income taxes	557	(13)	—		544
Other current assets	1,138	(84)	(95)	(c)	959

Total current assets	11,864	(1,354)	4,600		15,110

Property, plant and equipment, net	9,261	(716)	—		8,545
Goodwill	22,356	(1,600)	(65)	(c)	20,691
Intangible assets, net	19,434	—	—		19,434
Prepaid pension assets	51	—	—		51
Other assets	1,240	(100)	4,183	(d)	5,323

TOTAL ASSETS	$64,206	$(3,770)	$8,718		$69,154

LIABILITIES
Short-term borrowings	$3,688	$—	$—		$3,688
Current portion of long-term debt	2,195	—	—		2,195
Accounts payable	5,199	(302)	—		4,897
Accrued marketing	1,872	(283)	—		1,589
Accrued employment costs	803	(42)	—		761
Other current liabilities	2,709	(101)	509	(c), (d)	3,117

Total current liabilities	16,466	(728)	509		16,247

Long-term debt	12,822	—	—		12,822
Deferred income taxes	5,373	(66)	(53)	(c), (d)	5,254
Accrued pension costs	2,406	(166)	14	(d)	2,254
Accrued postretirement health care costs	524	—	—		524
Other liabilities	2,003	(5)	—		1,998

TOTAL LIABILITIES	39,594	(965)	470		39,099

EQUITY
Common stock, no par value	—	—	—		—
Additional paid-in capital	31,645	—	—		31,645
Retained earnings	14,582	—	5,193	(c), (d)	19,775
Accumulated other comprehensive losses	(9,208)	—	250	(c), (d)	(8,958)
Treasury stock, at cost	(12,473)	—	—		(12,473)

Mondelēz International Shareholders’ Equity	24,546	—	5,443		29,989
Noncontrolling interest	66	—	—		66

TOTAL EQUITY	24,612	—	5,443		30,055

TOTAL LIABILITIES AND EQUITY	$64,206	$(965)	$5,913		$69,154

See accompanying notes to the unaudited pro forma consolidated financial statements.

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The unaudited pro forma consolidated financial statements as of March 31, 2015 and for the three months ended March 31, 2015 and the fiscal year ended December 31, 2014 include the following pro forma adjustments:

(a)	Adjustment reflects the removal of incremental costs incurred related to readying our global coffee business for the divestiture. For the three months ended March 31, 2015, the pre-tax charges were $28 million and the related tax benefit was $11 million. For the year ended December 31, 2014, the pre-tax charges were $77 million and the related tax benefit was $31 million.

(b)	Adjustment reflects the removal of gains we recognized on currency exchange contracts we secured to lock in an expected euro/U.S. dollar exchange rate related to the expected gross €4 billion receipt of cash proceeds from the divestiture. For the three months ended March 31, 2015, the pre-tax gains were $551 million and the related tax expense was $207 million. For the year ended December 31, 2014, the pre-tax gains were $628 million and the related tax expense was $250 million.

(c)	Adjustment reflects the sale of our 50% interest in AGF, a Japanese coffee joint venture, on April 23, 2015. In lieu of contributing our interest in AGF to JDE, we contributed the net cash proceeds from the sale (reflected in adjustment (d)). AGF contributed equity earnings (net of tax) of less than $1 million during the three months ended March 31, 2015 and $8 million during the year ended December 31, 2014, which were removed from the unaudited pro forma consolidated statements of earnings to arrive at pro forma Mondelēz International results (excluding coffee). Additionally, we removed a $32 million deferred tax charge related to the pending AGF sale that we incurred in the three months ended March 31, 2015. Since as of the March 31, 2015 balance sheet date, the sale had not yet closed, we also removed our held for sale investment in AGF from other current assets, goodwill and cumulative translation adjustments from accumulated other comprehensive losses and reflected the $9 million net after-tax loss on the sale as an adjustment to retained earnings.

(d)	Adjustment reflects the divestiture of our global coffee businesses and the consideration we received on the closing date, including €3.8 billion ($4.1 billion using a March 31, 2015 currency spot rate) and a 43.5% equity interest in JDE at an estimated value of €3.9 billion ($4.2 billion as of March 31, 2015) based on the estimated fair value of the equity interest as of May 7, 2014 when the divestiture was announced and as adjusted based on our retaining the 50% equity interest in DSF, our Korea-based coffee joint venture. In connection with the closing, we also recorded a receivable for $275 million related to an expected payment from JDE for tax formation costs that we expect to receive a year following the closing. Additionally, we recorded $213 million of receivables and $76 million of cash received related to the reimbursement of costs we expect to incur or have incurred related to separating our coffee businesses, including severance costs.

We are currently in the process of determining the fair value of our investment in JDE as of the closing date. We expect to have a preliminary valuation completed in the third quarter of 2015. The sale proceeds are also subject to further adjustments, including finalization of working capital, net debt and other sale adjustments. We expect to finalize the sales price and related adjustments by the end of the second quarter of 2016. As a result, the final amount of consideration we receive and the gain we recognize on the divestiture may change materially until we conclude these matters.

We have computed an estimated pre-tax gain of $5.5 billion ($5.2 billion after-tax gain) based on the cash and estimated fair value of the equity interest in JDE we received on the closing date, less our coffee business net assets estimated as of March 31, 2015, $164 million of net cash proceeds related to the sale of our Japanese coffee joint venture (described in (c) above), related accumulated other comprehensive losses as of March 31, 2015 and direct transaction costs incurred on the closing date. As we update the valuation of our investment in JDE and the net assets actually divested as of the closing date, the resulting gain on sale could change materially from the pro forma information presented here as of March 31, 2015.

We also reflected $115 million of estimated one-time after-tax charges related to pension curtailment and other employee costs and incremental transaction-related costs that we expect to incur in connection with the coffee divestiture.

Adjustment also reflects the inclusion of our historical coffee business net earnings within continuing results of operations in the pro forma consolidated statements of earnings as our historical coffee business results reflect an estimate equivalent to our expected share of JDE’s equity earnings based on our 43.5% equity ownership of the combined DEMB and our global coffee net earnings. Note the actual amount of JDE equity earnings we record following the closing date could vary significantly from the estimate based on our historical coffee results. Based on how the divestiture of our coffee business and concurrent investment in JDE was structured, resulting in an exchange of similarly sized coffee interests, we believe this estimate is reasonable and necessary to reflect the impact of the transactions completed on the closing date.